CST Brands, Inc. Reports Fourth Quarter and Year-End 2016 Results

•	Fourth Quarter Highlights:

◦	Fourth Quarter 2016 Net Income of $18 million, or $0.23 per diluted share

◦	U.S. and Canadian Merchandise and Services Gross Profit increased 19% and 5%, respectively

◦	Core Same Store Merchandise and Services Gross Margin Percent in the U.S. increased by 60 basis points in the Fourth Quarter 2016 when compared to Fourth Quarter 2015

◦	Opened a total of 21 New-to-Industry stores in the Fourth Quarter 2016 with 16 in the U.S. and 5 in Canada

•	Full Year Highlights:

◦	2016 Net Income of $324 million, or $4.24 per diluted share; $1.41 excluding certain items, which are discussed below

◦	U.S. and Canadian Merchandise and Services Gross Profit increased 22% and 4%, respectively

◦	Core Same Store Merchandise and Services Gross Margin Percent in the U.S. increased by 100 basis points in 2016 when compared to 2015

◦	Opened a total of 50 New-to-Industry stores in 2016 with 38 in the U.S. and 12 in Canada

San Antonio, Texas, February 27, 2017 – CST Brands, Inc. (NYSE: CST), one of the largest independent retailers of motor fuels and convenience merchandise in North America, today reported financial results for the fourth quarter and year ended December 31, 2016.

Kim Lubel, Chairman and CEO of CST Brands said, “2016 was a year of significant growth and change for CST, beginning with the Flash Foods acquisition in February, the completion of 50 new-to-industry stores across the U.S. and Canada, and our shareholder approval of the pending merger with Circle K Stores, Inc., a wholly-owned subsidiary of Alimentation Couche-Tard Inc. The merger is on track to close during the second quarter 2017. I am grateful to the entire CST team for their continued commitment to the Company and to our mission to Delight More Customers Every Day.”

Three Months Results
For the three month period ended December 31, 2016, the Company reported net income of $18 million, or $0.23 per diluted share compared to net income of $25 million, or $0.34 per diluted share, for the same period in 2015. Included in net income for the fourth quarter of 2015 is approximately $16 million, net of tax, related to asset impairment charges, acquisition expenses, legal expenses, professional fees and net tax effects on repatriation. Excluding these items, net income would have been $42 million, or $0.55 per diluted share, for the three month period ended December 31, 2015. During the fourth quarter of 2016, the Company incurred acquisition expenses, legal expenses and professional fees. However, these items were not substantial, were offsetting and did not affect net income or earnings per share for the period (Non-GAAP measures, including EBITDA, Adjusted Net Income and Adjusted Net Income Per Share, are described and are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).
The decline in net income was primarily driven by a 25% decrease in U.S. motor fuel gross profit, as the Company experienced very strong fuel margins in the fourth quarter of 2015. Motor fuel gross profit in the U.S. for the fourth quarter of 2016 was $66 million versus $88 million in the same quarter of 2015. The decline in motor fuel gross profit was primarily attributable to a 31% decline in motor fuel gross profit, on a per gallon basis ("cents per gallon" or "CPG") decreasing from 19.4 CPG in the fourth quarter of 2015 to 13.4 CPG in the fourth quarter of 2016. The decline in fuel margins was partially offset by a 10% increase in total motor fuel gallons sold, resulting from the Company's expanded core network. This volume increase was achieved despite the divestment of stores in California and Wyoming that was completed earlier in the year.
U.S. merchandise and services gross profit increased 19% when compared to the fourth quarter of 2015, primarily driven by an overall increase in merchandise and services sales and gross profits in the Company's U.S. core and New-to-Industry (“NTI”) store sales, aided by acquisition and organic growth. Core same store merchandise and services sales per store per day declined 3% during the fourth quarter of 2016, primarily due to continued softness in parts of South Texas caused by a decrease in economic activity in the energy related sector. Core same store merchandise and services gross profit dollars were relatively flat when compared to the same period in 2015, as a result of a 60 basis point improvement in gross margin capture during the quarter.
In Canada, motor fuel gross profit increased 4% and merchandise and services gross profit increased 5% when compared to the fourth quarter of 2015, primarily driven by an increase in volume of motor fuel sold along with an improvement in merchandise and services sales driven by an increase in the average number of retail sites. On a same-store basis, merchandise and services sales per site per day increased 2% in Canada when compared to the fourth quarter of 2015, primarily due to growth in the grocery and packaged beverage business.
Twelve Months Results
For the year ended December 31, 2016, the Company reported net income of $324 million, diluted earnings per common share of $4.24 and EBITDA of $717 million. For the year ended December 31, 2015, the Company reported net income of $149 million, diluted earnings per common share of $1.95 and EBITDA of $422 million.
Included in 2016 net income are certain special items totaling approximately $217 million, net of tax, or $2.83 per share, consisting of a gain from the Company's sale of its California and Wyoming convenience stores, offset by certain acquisition expenses, merger-related expenses, legal expenses and professional fees. Included in 2015 net income are asset impairment charges, acquisition expenses, legal expenses, professional fees, a gain on the sale of assets and net tax effects on repatriation totaling approximately $18 million, net of tax, or $0.24 per share. Excluding these items, net income would have been $107 million, or $1.41 per diluted share, and $167 million, or $2.19 per diluted share, for the year ended December 31, 2016 and 2015, respectively.
The 70% growth in EBITDA in 2016 over 2015 was driven by a gain on the sale of the Company's California and Wyoming convenience stores during the third quarter and by continued improvement in the Company's merchandise and services gross profits (Non-GAAP measures, including EBITDA, Adjusted Net Income and Adjusted Net Income Per Share, are described and are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).
For the full year 2016, motor fuel gross profit in the U.S. was $309 million versus $360 million in the same period of 2015. The decline in motor fuel gross profit was primarily attributable to a decline in motor fuel gross profit on a CPG basis, which was partially offset by a 12% increase in total motor fuel gallons sold, due to the Company's expanded core network, despite the divestment of stores in California and Wyoming that was completed during the summer.
U.S. merchandise and services gross profit increased 22% when compared to 2015, primarily driven by an overall increase in merchandise and services sales and gross profits in the Company's U.S. core and NTI store sales, aided by acquisition and organic growth. Core same store merchandise and services sales per store per day declined 1% during 2016. However, core same store merchandise and services gross profits grew by 2% in 2016, resulting from a 100 basis point improvement in margin capture.
In Canada, motor fuel gross profit increased slightly and merchandise and services gross profit increased 4% when compared to 2015, primarily driven by an increase in volume of motor fuel sold along with an improvement in merchandise and services sales driven by an increase in the average number of retail sites. On a same-store basis, merchandise and services sales per site per day and merchandise and services gross profits increased 4% in Canada when compared to 2015, primarily due to growth in the grocery and packaged beverage business.
Liquidity and Capital Resources
For the year ended December 31, 2016, cash flow provided by operating activities totaled $211 million. Cash flow used in investing activities was $411 million, primarily related to capital expenditures and the Flash Foods acquisition. Total capital expenditures, excluding acquisitions, for the year ended December 31, 2016 and 2015 were $349 million and $341 million, respectively. Cash flow provided by financing activities was $19 million, including net payments on CST Brands' revolving credit facility of $90 million, dividends paid of $15 million and payments of $69 million on CST Brands' term loan. The effect of foreign currency translation changes was an increase in cash of $4 million. Overall, cash decreased by $177 million. Cash, as of December 31, 2016, was $136 million.
As of February 24, 2017, approximately $112 million was available for future borrowings under CST Brands' revolving credit facility.
Basis of Presentation
The CST Brands Statements of Income are presented on a consolidated basis; however, the amounts presented account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica. Therefore, the U.S. Retail segment includes in cost of sales the wholesale fuel costs for sites supplied by CrossAmerica and operating expenses include rent from sites leased from CrossAmerica. Consolidated financial statements that include CrossAmerica are provided in CST Brands’ December 31, 2016 Form 10-K.
Withdrawal of Guidance and Conference Call
As previously reported, on August 21, 2016, CST Brands entered into an Agreement and Plan of Merger with Circle K Stores Inc., a Texas corporation (“Circle K”). Under the terms of the merger agreement, CST will be merged with a subsidiary of Circle K. Circle K is a wholly owned subsidiary of Alimentation Couche-Tard Inc. The closing of the merger is subject to certain conditions, including, among others, the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and receipt of clearance under the Canadian Competition Act. CST stockholders approved the merger on November 16, 2016. The merger is expected to close in the second quarter of 2017.
In light of the pending merger, CST will not be issuing financial guidance regarding the Company’s projected financial performance and will not be hosting a fourth quarter/year-end earnings conference call.

CST BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME(a)
(Millions of Dollars, Except per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating revenues	$2,374	$2,107	$9,392	$9,375
Cost of sales	2,069	1,807	8,107	8,151
Gross profit	305	300	1,285	1,224
Operating expenses:
Operating expenses	196	178	795	694
General and administrative expenses	27	34	133	134
Depreciation, amortization and accretion expense	43	34	171	135
Asset impairments	—	1	—	1
Total operating expenses	266	247	1,099	964
Gain on the sale of assets, net	—	—	351	7
Operating income	39	53	537	267
Other income, net	(2)	13	13	19
Interest expense	(10)	(10)	(44)	(40)
Equity in earnings (loss) of CrossAmerica	(1)	—	(4)	—
Income before income tax expense	26	56	502	246
Income tax expense	8	31	178	97
Net income	$18	$25	$324	$149

Earnings per common share
Basic earnings per common share	$0.24	$0.34	$4.26	$1.95
Weighted-average common shares outstanding (in thousands)	75,698	75,475	75,627	76,155
Earnings per common share - assuming dilution
Diluted earnings per common share	$0.23	$0.34	$4.24	$1.95
Weighted-average common shares outstanding - assuming dilution (in thousands)	76,310	75,855	76,137	76,505

Dividends declared per common share	$—	$0.0625	$0.1250	$0.2500
(a) The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica. Therefore, the U.S. Retail segment includes in cost of sales the wholesale fuel costs for sites supplied by CrossAmerica and operating expenses include rent from sites leased from CrossAmerica.

Segment Results
U.S. Retail
The following tables highlight the results of operations and certain operating metrics of the Company’s U.S. Retail segment (millions of dollars, except number of convenience stores, per site per day and per gallon amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating revenues:
Motor fuel	$1,090	$966	$4,431	$4,464
Merchandise and services(a)	436	374	1,797	1,514
Other(b)	—	—	2	3
Total operating revenues	$1,526	$1,340	$6,230	$5,981
Gross profit:
Motor fuel–before amounts attributable to CrossAmerica	$73	$93	$331	$376
Motor fuel–amounts attributable to CrossAmerica	(7)	(5)	(22)	(16)
Motor fuel–after amounts attributable to CrossAmerica	66	88	309	360
Merchandise and services(a)	146	123	607	497
Other(b)	—	—	2	2
Total gross profit	212	211	918	859
Operating expenses:
Operating expenses	139	126	578	482
Depreciation, amortization and accretion expense	31	24	129	96
Asset impairments	—	1	—	1
Total operating expenses	170	151	707	579
Gain on sale of assets, net	—	—	347	7
Operating income	$42	$60	$558	$287

Core store operating statistics:(c)
End of period core stores	1,167	1,049	1,167	1,049
Motor fuel sales (gallons per store per day)	4,899	4,966	5,093	5,100
Motor fuel sales (per store per day)	$10,195	$10,121	$10,254	$11,844

Motor fuel gross profit per gallon, net of credit card fees	$0.134	$0.194	$0.150	$0.195
CST Fuel Supply wholesale profit attributable to CrossAmerica(e)	(0.009)	(0.009)	(0.009)	(0.006)
Motor fuel gross profit per gallon, net of credit card fees(d), (e)	$0.125	$0.185	$0.141	$0.189

Merchandise and services sales (per store per day)(a)	$4,101	$3,929	$4,161	$3,991
Merchandise and services gross profit percentage, net of credit card fees(a)	33.5%	32.9%	33.8%	32.9%

U.S. Retail (continued)	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Company-operated retail stores:
Beginning of period	1,154	1,027	1,049	1,021
NTIs opened	16	22	38	31
Acquisitions	—	—	165	22
Closed or divested	(3)	—	(85)	(25)
End of period	1,167	1,049	1,167	1,049
End of period non-core retail stores	—	—	—	—
End of period core retail stores	1,167	1,049	1,167	1,049

Core store same-store information(c),(f):
Company operated retail sites(g)	939	939	929	929
NTIs included in core same-store information(f)	88	88	76	76
Motor fuel sales (gallons per store per day)	4,795	4,873	4,943	4,977
Merchandise and services sales (per store per day)(a)	$3,985	$4,092	$4,141	$4,192
Merchandise and services gross profit percent, net of credit card fees(a)	33.6%	33.0%	33.9%	32.9%
Merchandise and services sales, ex. cigarettes (per store per day)(a)	$2,938	$3,000	$3,059	$3,076
Merchandise and services gross profit percent, net of credit card fees and ex. cigarettes(a)	39.6%	38.9%	39.9%	39.0%
Merchandise and services gross profit dollars(a)	$116	$117	$477	$467
Notes to U.S. Retail Segment Results
(a) Includes the results from car wash sales and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and ATM fees.
(b) Primarily consists of rental income.
(c) Represents the portfolio of core retail stores and excludes recently acquired retail stores that are being integrated or are under performance evaluation to determine if they are: (a) to be fully integrated into the existing core retail operations of CST, (b) to be converted into a dealer operated site, or (c) other strategic alternatives, including divestiture or longer term operation by CrossAmerica. All NTIs are core stores and, accordingly, are included in the core system operating statistics. For the period of February 1 to March 31, 2016, Flash Foods stores were classified as non-core. Effective April 1, 2016, the Flash Foods stores are included in the U.S. Retail Segment’s core-store operations.  Accordingly, their operations are excluded from the core system operating statistics for a portion of the year ended December 31, 2016.
(d) Includes $0.05 per gallon of wholesale fuel distribution profit.
(e) CrossAmerica owns a 17.5% limited partner equity interest in CST Fuel Supply, which is the sole owner of CST Marketing & Supply, which distributes motor fuel to the Company's retail operations at a net $0.05 per gallon margin. A separate entity, Fuel South LLC, distributes motor fuel to the Flash Foods retail operations.
(f) The same-store information consists of aggregated individual store results for all stores in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same-store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared. NTIs are included in the core same-store metrics when they meet this criteria.

(g)	Includes 7 retail sites that do not sell motor fuel, which were acquired in the Nice N Easy acquisition.

Canadian Retail
The following tables highlight the results of operations and certain operating metrics of the Canadian Retail segment (millions of U.S. dollars, except number of retail sites, per site per day and per gallon amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating revenues:
Motor fuel	$687	$623	$2,568	$2,801
Merchandise and services(a)	65	62	267	255
Other(b)	96	82	327	338
Total operating revenues	$848	$767	$3,162	$3,394
Gross profit:
Motor fuel	$57	$55	$226	$225
Merchandise and services(a)	20	19	83	80
Other(b)	16	15	58	60
Total gross profit	93	89	367	365
Operating expenses:
Operating expenses	57	53	217	212
Depreciation, amortization and accretion expense	12	10	42	39
Total operating expenses	69	63	259	251
Gain on sale of assets, net	—	—	4	—
Operating income	$24	$26	$112	$114

Total retail sites (end of period):
Company-operated (fuel and merchandise)	314	303	314	303
Commission agents and dealers (fuel only)	498	494	498	494
Cardlock (fuel only)	72	72	72	72
Total retail sites (end of period)	884	869	884	869

Average retail sites during the period:
Company-operated (fuel and merchandise)	311	295	307	293
Commission agents and dealers (fuel only)	498	496	496	495
Cardlock (fuel only)	72	72	72	72
Average retail sites during the period	881	863	875	860

Total system operating statistics:
Motor fuel sales (gallons per site per day)	3,224	3,100	3,185	3,166
Motor fuel sales (per site per day)	$8,477	$7,850	$8,020	$8,918
Motor fuel gross profit per gallon, net of credit card fees	$0.220	$0.224	$0.222	$0.227

Company-operated retail site statistics:
Merchandise and services sales (per site per day)(a)	$2,299	$2,275	$2,378	$2,406
Merchandise and services gross profit percentage, net credit card fees(a)	30.1%	29.9%	31.1%	30.9%

Canadian Retail (continued)	Three Months Ended		Year Ended
	December 31,		December 31,
Company-operated statistics(c)	2016	2015	2016	2015
Retail sites:
Beginning of period	309	291	303	293
NTIs opened	5	9	12	11
Conversions, net(d)	1	3	2	3
Closed or divested	(1)	—	(3)	(4)
End of period	314	303	314	303

Average foreign exchange rate for $1 CAD to USD	0.74463	0.74897	0.75423	0.78284

Same store information ($ amounts in CAD):(e),(f)
Company-operated retail sites	290	290	286	286
NTIs included in same store information	36	36	34	34
Motor fuel sales (gallons per site per day)	3,442	3,385	3,416	3,417
Merchandise and services sales (per site per day)(a)	$3,099	$3,031	$3,190	$3,076
Merchandise and services gross profit percent, net of credit card fees(a)	30.2%	30.2%	31.2%	31.2%
Merchandise and services sales, ex. cigarettes (per site per day)(a)	$1,651	$1,598	$1,720	$1,669
Merchandise and services gross profit percent, net of credit card fees and ex. cigarettes(a)	42.7%	42.5%	43.3%	43.1%
Merchandise and services gross profit dollars(a)	$25	$24	$104	$100

Commission agent and dealer statistics(c)
Retail sites:
Beginning of period	498	497	494	495
New dealers	5	7	17	13
Conversions, net(d)	(1)	(3)	(2)	(3)
Closed or de-branded	(4)	(7)	(11)	(11)
End of period	498	494	498	494

Same Site Information(f):
Commission agent and dealer retail sites	468	468	460	460
Motor fuel sales (gallons per site per day)	2,681	2,633	2,680	2,698
Notes to Canadian Retail Segment Results

(a)	Includes the results from car wash sales, commissions from lottery and ATM fees.

(b)	Primarily consists of the business and home energy operations.

(c)
Company operated retail sites sell motor fuel and merchandise. The Company sells only motor fuel at commission agent and dealer sites. The Company does not currently distinguish between core and non-core stores in its Canadian Retail segment. All sites in the Canadian Retail segment are core stores.

(d)
Conversions represent stores that have changed their classification from commission agents to company-owned and operated or vice versa. Changes in classification result when the Company either takes over the operations of commission agents or convert an existing company-owned and operated store to commission agents.

(e)	All amounts presented are stated in Canadian dollars to remove the impact of foreign exchange and all fuel information excludes amounts related to cardlock operations.

(f)
The same-store and same-site information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same-store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared. NTIs are included in the same-store metrics when they meet this criteria.

Supplemental Disclosure Regarding Non-GAAP Financial Information
EBITDA is a non-U.S. GAAP financial measure that represents net income before income taxes, interest expense and depreciation, amortization and accretion expense. EBITDAR is a non-U.S. GAAP financial measure that further adjusts EBITDA by excluding minimum rent expense. Adjusted net income and adjusted earnings per share remove certain discrete items from the U.S. GAAP calculation that did not occur during both periods being compared. The Company believes that EBITDA, EBITDAR, adjusted net income and adjusted earnings per share are useful to investors and creditors in evaluating its operating performance because (a) they facilitate management’s ability to measure the operating performance of the Company's business on a consistent basis by excluding the impact of items not directly resulting from its retail operations and certain discrete items that did not occur in both periods being compared; and (b) securities analysts and other interested parties use such calculations as a measure of financial performance. EBITDA, EBITDAR, adjusted net income and adjusted diluted earnings per share do not purport to be alternatives to net income and diluted earnings per share as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, EBITDAR, adjusted net income and adjusted diluted earnings per share have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results of operations as reported under U.S. GAAP.
The following table presents a reconciliation of CST’s net income to EBITDA and EBITDAR for the years ended December 31, 2016 and 2015 and adjusted net income and adjusted diluted earnings per common share for the three months ended December 31, 2016 and 2015 (in millions except per share data or as otherwise noted):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
EBITDA and EBITDAR:
CST net income(a)	$18	$25	$324	$149
Interest expense	10	10	44	40
Income tax expense	8	31	178	97
Depreciation, amortization and accretion	43	34	171	135
Asset impairments	—	1	—	1
EBITDA	79	101	717	422
Minimum rent expense(b)	11	15	50	38
EBITDAR	$90	$116	$767	$460

CST net income	$18	$25	$324	$149
Gain on sale of assets	—	—	(350)	(7)
Merger, acquisition and discrete professional fees	—	2	14	6
Severance	—	2	3	6
Net tax effects of repatriation	—	14	—	14
Tax expense (benefit)	—	(1)	116	(1)
Adjusted net income	$18	$42	$107	$167

Diluted earnings per common share	$0.23	$0.34	$4.24	$1.95
Gain on sale of assets	—	—	(4.59)	(0.09)
Merger, acquisition and discrete professional fees	—	0.01	0.19	0.09
Severance	—	0.02	0.04	0.07
Net tax effects of repatriation	—	0.19	—	0.19
Tax expense (benefit)	—	(0.01)	1.53	(0.02)
Diluted earnings per common share - adjusted	$0.23	$0.55	$1.41	$2.19

Weighted-average common shares outstanding - assuming dilution (in thousands)	76,310	75,855	76,137	76,505

(a)
The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments are presented before intercompany eliminations with CrossAmerica. Therefore, the U.S. Retail segment includes in cost of sales the wholesale fuel costs for sites supplied by CrossAmerica and operating expenses include rent from sites leased from CrossAmerica.

(b)	Minimum rent expense is defined in the CST Credit Facility as rent expense accrued during the period in accordance with U.S. GAAP, less contingent rentals.

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,000 Team Members at over 2,000 locations throughout the Southwestern United States, Georgia, Florida, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and prepared fresh food. In the U.S., Corner Stores, Nice N Easy Grocery Shoppes, and Flash Foods stores proudly sell a broad offering of branded and unbranded fuel and proprietary baked goods and fresh food, packaged private label products, U Force energy and sport drinks, Freestyle soft drinks and signature ICEE drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee, proprietary baked goods and fresh food and private label packaged goods. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com

CST Brands has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with the U.S. Securities and Exchange Commission (SEC). The filing can be viewed through a link on the Company's website at www.cstbrands.com or on the SEC's website at www.sec.gov. The Company's shareholders may also request a printed copy of the report, which contains the Company's audited financial statements. Requests should be submitted at investorrelations@cstbrands.com or by contacting investor relations at 800-456-3533.

Contacts

Investors:	Randy Palmer, Executive Director – Investor Relations, 210-692-2160

Media:	Lisa Koenig, Director of Communications, 210-692-2659 or
The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772
Safe Harbor Statement
Statements made in this press release relating to future plans, events, or financial condition or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as "expect," "plan," "anticipate," "intend," "outlook," "guidance," "believes," "should," "target," "goal," "forecast," "will," "may" or words of similar meaning. Forward-looking statements are likely to address matters such as the companies’ respective or combined anticipated sales, expenses, margins, tax rates, capital expenditures, profits, cash flows, liquidity and debt levels, as well as their pricing and merchandising strategies and their anticipated impact and intentions with respect to the construction of new stores, including additional quick service restaurants, and the remodeling and addition of new equipment and products to existing stores. These forward-looking statements are based on the companies’ current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements.
The following factors, among others, could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the transactions contemplated by the merger agreement in a timely manner or at all, including due to the failure to obtain the required stockholder approval or failure to receive necessary governmental or regulatory approvals required to complete the transactions contemplated by the merger agreement; (3) the risk of not fully realizing expected synergies in the timeframe expected or at all; (4) the risk that the proposed transactions disrupt current plans and operations, increase operating costs, result in management distraction and the potential difficulties in maintaining relationships with customers, suppliers and other third parties and employee retention as a result of the announcement and consummation of such transactions; (5) the outcome of any legal proceedings instituted against the companies following announcement of the merger agreement and transactions contemplated therein; and (6) the possibility that the companies may be adversely affected by other economic, business, and/or competitive factors.
Any number of other factors could affect actual results and events, including, without limitation; the ability to enhance operating performance through in-store initiatives, store remodel programs and the addition of new equipment and products to existing stores; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the companies’ markets; the effect of national and regional economic conditions on the convenience store industry and the companies’ markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the companies’ principal suppliers of fuel and merchandise, and their ability to continue to supply their stores; the companies’ financial leverage and debt covenants; a disruption of IT systems or a failure to protect sensitive customer, employee or vendor data; the actual operating results of new or acquired stores; environmental risks associated with selling petroleum products; governmental laws and regulations, including those relating to the environment and the impact of mandated health care laws; unanticipated legal and other expenses, and other risk factors described in the company's Definitive Proxy Statement, filed with the SEC on October 11, 2016, the Company's latest Annual Report on Form 10-K, the Company's Quarterly Reports on Form 10-Q and other reports and documents the Company files with the SEC. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.